Exhibit 10.9

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (“Amendment”) effective as of July 1, 2007 by and between Aerospace/Defense, Inc., a South Carolina corporation (hereinafter call the “Landlord”) and Force Protection Industries, Inc. and Force Protection, Inc., Nevada corporations (collectively, the “Tenant”).

RECITALS

A.            By Office Lease effective as of June 1, 2005 (the “Lease”), the Landlord leased unto Tenant certain premises within Building No. 1 situated in an industrial project (the “Project”) located in Ladson (Charleston County), South Carolina. By the execution of this Amendment, the parties intend to amend the Lease according to the terms of Subsection 27K of the Lease. Each capitalized term used and not otherwise defined or modified herein shall have the meaning ascribed thereto in the Lease.

B.            The Landlord and Tenant now wish to enter into this Amendment to amend the Lease according to the terms, provisions and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises given one to the other, the parties do hereby covenant and agree to amend and modify the Lease as follows:

1.             All the recitals set forth above in the “Recitals” clauses are hereby made an integral part of this Agreement.

2.             Section 2C of the Lease is modified to read as follows:

“2C. The Initial Term of this Lease and any extension thereof may be extended at the option of the Tenant for four (4) separate and successive periods of five (5) years each (each an “Option Period”) commencing on the day following the expiration date of the Initial Term or the last day of the then-current Option Period, as the case may be. Tenant may exercise the option by notice in writing to Landlord served at least six (6) months and not more than twelve (12) months prior to the end of the last year of the Initial Term or the then-current Option Period, as the case may be. Conditions to exercising any option to renew this Lease shall be (i) Tenant shall not be in default in the performance of any terms, covenants, or conditions of this Lease, and (ii) Tenant shall have exercised its option to renew and extend the term of that certain Industrial Lease between the parties hereto dated as of July 13, 2004, covering premises known as Building No. 2 of the Project (the “Building No. 2 Lease”) pursuant to Subsection 2C therein. All terms and conditions of this Lease shall be applicable to the Option Period referred to in this Subsection 2C. For clarification, the Term of this Lease and the term of the Building No. 2 Lease shall be coterminous: that is, the Term of this Lease shall be the same as the term of the Building No. 2 Lease. For further clarification, for the Tenant to exercise its option to renew and extend this Lease under Section 2C above, the Tenant shall have also exercised its option to renew for the same 5-year period pursuant to Section 2C of the Building No. 2 Lease, and if the Building No. 2 Lease expires or terminates, this Lease shall also expire and terminate at the same time. (See also, cross-default provision in Section 20 of the Lease.)”

3.             The Lease is amended by adding a new Section 6A entitled “GENERAL ASSISTANCE” immediately following Section 6 to read as follows:

“6A.        GENERAL ASSISTANCE.

The Tenant shall have the right (i) to seek tax, utility and other abatements and economic development incentives covering the Leased Area (such as, for example, fee in lieu of real estate and personal property taxes, job development credits, grants for improvements by the Tenant to the Leased Area) (collectively, “Abatements and Incentives”), and (ii) to contest the amount or validity of Impositions covering the Leased Area by appropriate administrative and legal proceedings - - both (i) and (ii) above, brought either in Tenant’s name, Landlord’s name or jointly with Landlord, as Tenant may deem appropriate, by counsel selected and engaged by Tenant. Landlord will execute and deliver to Tenant whatever documents may be reasonably requested by the Tenant to permit the Tenant to seek such Abatements and Incentives and to contest Impositions or which may be necessary to secure payment of any refund which may result from any such proceedings, and Landlord hereby agrees to cooperate as reasonably requested by the Tenant in such endeavors by executing such documents as reasonably requested by the Tenant. Tenant agrees to pay to or promptly reimburse Landlord for any expenses incurred by Landlord with regards to or in connection with assisting the Tenant under this Section 6A in the event Tenant seeks Abatements and Incentives and/or contest the amount of validity of the amount of Impositions covering the Leased Area. Any refund of amounts previously paid by the Tenant to the Landlord resulting from a proceeding brought by the Tenant under this Section 6A (either in the name of Tenant or Landlord or in both names) will be applied first to reimburse the party or parties who brought the proceedings for the costs incurred with the proceeding (including any reimbursement for costs paid by Tenant to Landlord described above), with the remainder being distributed to the Tenant until the Tenant has been reimbursed in full for such amounts previously paid by the Tenant, with the balance, if any, paid to the Landlord.”

4.             Section 12B(i) of the Lease is modified to read as follows:

“B(i) Tenant, at its expense, will maintain from and after the date of this Lease and throughout the Term, comprehensive general liability insurance against claims on account of bodily injury, death or property damage incurred upon or adjacent any part of the Premises. Such insurance policy will have limits of not less than Three Million and No/100 Dollars ($3,000,000) per occurrence in respect to bodily injury or death and not less than One Million and No/100 Dollars $1,000,000) per occurrence in respect to property damage and provide contractual coverage of Tenant’s liability to Landlord assumed under the indemnification provisions of this Lease. (Assuming the Tenant has exercised its option to renew this Lease, five (5) years after the Effective Date, the minimum coverages referenced in the previous sentence shall increase to $6,000,000 per occurrence in respect to bodily injury or death and $2,000,000 per occurrence in respect to property damage.) Landlord shall be named as an additional insured  under the insurance required under this Subsection 12B(i), and the Tenant shall deliver to Landlord a certificate evidencing such insurance before the Effective Date and thereafter upon reasonable request.”

5.             This Amendment may be executed in several counterparts, each of which shall be deemed an original and such counterparts shall constitute but one and the same instrument. No party will be bound under this Amendment until all parties have duly executed this instrument. If this Amendment or the signature page, as executed, is transmitted by one party to the other by facsimile transmission or electronically “pdf’ transmission, such transmission shall be deemed an executed original of this Amendment and of such signature.

6.             Except as modified by this Amendment, the Lease remains unchanged.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment under seal as of the day and year first above written.

LANDLORD:

AEROSPACE/DEFENSE, INC.

By:	/s/ M. Jerry Garfinkle

Its:	Assistant Secretary

TENANT:

FORCE PROTECTION INDUSTRIES, INC.

By:	/s/ Michael Durski

Its:	CFO

FORCE PROTECTION, INC.

By:	/s/ Raymond Pollard

Its:	COO